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Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

E-centives, Inc.

and

Consumer Review, Inc.

As of November 8, 2002

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 8, 2002, is made and entered into by and between E-centives, Inc., a Delaware corporation ("Buyer"), and Consumer Review, Inc., a Delaware corporation ("Seller").

        WHEREAS, Seller is engaged in the business of maintaining and developing the website "www.consumerreview.com" ("Website"), which Website develops and manages web communities around common product interests (the "Business");

        WHEREAS, on June 17, 2002, Seller filed under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, Case No. 02-31639SFM11 ("Chapter 11 Case");

        WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets of Seller that are currently being used by Seller in the conduct of the Business, and none of the Liabilities (as hereinafter defined) of Seller.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINED TERMS

        As used in this Agreement, and unless the context otherwise requires, capitalized terms shall have the meanings set forth below.

        1.01    "Accounts Payable" shall have the meaning set forth in Section 2.01(p).

        1.02    "Affiliate" means, with respect to any Person, the subsidiaries, executive officers, directors, and partners of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

        1.03    "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to any combined, consolidated or unitary group.

        1.04    "Agreement" shall have the meaning set forth in the Preamble.

        1.05    "Annual Financial Statements" shall have the meaning set forth in Section 5.06.

        1.06    "Assets" shall have the meaning set forth in Section 2.01.

        1.07    "Assumed Assets" shall have the meaning set forth in Section 2.01.

        1.08    "Assumed Contracts" shall have the meaning set forth in Section 5.14(e).

        1.09    [Reserved]

        1.10    "Balance Sheet Date" shall have the meaning set forth in Section 5.07.

        1.11    "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of California.

        1.12    "Bankruptcy Code" means title 11 of the United States Code (11 U.S.C. § 101 et seq.), as from time to time amended.

        1.13    "Bankruptcy Estate" means the estate, comprised of all legal and equitable interests of the Seller, created, pursuant to Section 541 of the Bankruptcy Code, upon the Seller's filing of the Chapter 11 Case.

        1.14    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

        1.15    "Basket Amount" shall have the meaning set forth in Section 13.02(b).

        1.16    "Bill of Sale" shall have the meaning set forth in Section 4.02.

        1.17    [Reserved]

        1.18    "Business" shall have the meaning set forth in the Recitals.

        1.19    "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of San Francisco.

        1.20    "Buyer" shall have the meaning set forth in the preamble.

        1.21    "Buyer Indemnified Parties" shall have the meaning set forth in Section 13.02(a).

        1.22    "Buyer Losses" shall have the meaning set forth in Section 13.02(a).

        1.23    "Buyer Representatives" shall have the meaning set forth in Section 7.02.

        1.24    "Buyer Securities" shall have the meaning set forth in Section 5.22.

        1.25    "Calculation Period" shall have the meaning set forth in Section 3.03(a).

        1.26    "Cash Consideration" shall have the meaning set forth in Section 3.01.

        1.27    [Reserved]

        1.28    [Reserved]

        1.29    "Certificate of Designations" shall have the meaning set forth in Section 3.01.

        1.30    "Change of Control" shall have the meaning set forth in Section 3.02.

        1.31    "Chapter 11 Case" shall have the meaning set forth in the Recitals.

        1.32    "Chapter 11 Plan" shall have the meaning set forth in Section 9.01(c).

        1.33    "Claim" shall have the meaning set forth in Section 13.04(a).

        1.34    "Clerk of the Bankruptcy Court" means the clerk of court appointed for the Bankruptcy Court pursuant to 28 U.S.C. § 156(b).

        1.35    "Closing" shall have the meaning set forth in Section 4.01.

        1.36    "Closing Date" shall have the meaning set forth in Section 4.01.

        1.37    "COBRA" shall have the meaning set forth in 12.08(d).

        1.38    "Code" means Internal Revenue Code of 1986, as amended.

        1.39    "Common Stock" means the common stock of the Buyer, par value $0.01 per share.

        1.40    "Consent" means any consent, approval, authorization or waiver of, notice to, or designation, registration, declaration or filing with, any Person, including the approval of the Bankruptcy Court.

        1.41    "Consumer Action League Case" means Consumer Action League, LLC, et al, v. Consumer Review, Inc., et al, Case No. 02AS06202, California Superior Court, filed October 10, 2002.

        1.42    "Consideration" shall have the meaning set forth in Section 3.01.

        1.43    "Conversion Rate" has the meaning set forth in Section 3.03(a).

        1.44    "Conversion Shares" has the meaning set forth in Section 12.10.

        1.45    "Copyrights" means United States registered copyrights and registrations and applications for registration thereof, and all rights therein.

        1.46    "Creditors" shall have the meaning set forth in Section 5.22.

        1.47    "Debentureholders" means the Persons listed on Schedule 1.47, which are collectively the Persons (a) who purchased the Seller's convertible subordinated debentures convertible into shares of Series A Convertible Preferred Stock, par value $.0002 per share, pursuant to the Debenture Purchase Agreement, dated as of November 16, 1998 ("Series A Debentureholders"); (b) who purchased the Seller's convertible subordinated debentures convertible into shares of Series B Convertible Preferred Stock, par value $.0002 per share, pursuant to the Debenture Purchase Agreement, dated as of June 11, 1999 ("Series B Debentureholders"); and/or (c) who purchased the Seller's convertible subordinated debentures convertible into shares of Series C Convertible Preferred Stock, par value $.0002 per share, pursuant to the Debenture Purchase Agreement, dated as of September 13, 2000 ("Series C Debentureholders").

        1.48    "Disclosure Letter" shall have the meaning set forth in Article V.

        1.49    "Environmental Laws" shall have the meaning set forth in Section 5.24(a)(ii).

        1.50    "Escrow Agent" means the escrow agent stipulated in the Escrow Agreement.

        1.51    "Escrow Agreement" means the Escrow Agreement of even date herewith, in the form attached hereto as Exhibit C.

        1.52    "Excluded Assets" shall have the meaning set forth in Section 2.02.

        1.53    "Fair Market Value" means the average of the Closing Prices (as defined below) over the five (5) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date. For purposes of this Agreement, a "Closing Price" means, for any day, the average of the high and low closing prices of the Common Stock on such day as reported by the SWX New Market of the SWX Swiss Exchange, after applying the CHF-USD exchange rate, as determined at 5 p.m., Swiss time, on such day, by swissfirst Bank AG. The Parties shall jointly certify in writing the calculation of the "Fair Market Value" on the Closing Date.

        1.54    "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States as of the date hereof.

        1.55    "Governmental Authority" means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        1.56    "Hazardous Materials" shall have the meaning set forth in Section 5.24(a)(i).

        1.57    "Insiders" shall have the meaning set forth in Section 5.21.

        1.58    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, prepared but unfiled patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including without limitation the name and mark "Consumer Review" or any combination of words in which the name "Consumer Review" appears, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, business processes, product functionality, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all domain names and rights therein, including without limitation the domain name www.consumerreview.com and the related website (collectively, "Domain Names"), (g) all other proprietary rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

        1.59    "IRS" means the U.S. Internal Revenue Service.

        1.60    "Knowledge" means actual knowledge.

        1.61    "Latest Balance Sheet" shall have the meaning set forth in Section 5.06.

        1.62    "Latest Financial Statements" shall have the meaning set forth in Section 5.06.

        1.63    "Laws" means all federal, state, local or foreign laws, ordinances, rules and regulations.

        1.64    "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        1.65    "Lien" means any mortgage, pledge, hypothecation, lien, claim, interest and encumbrance, security interest, financing statement, charge or other similar encumbrance.

        1.66    "Losses" shall have the meaning set forth in Section 13.02(a).

        1.67    "Mancini Case" shall have the meaning set forth in Section 2.01(o).

        1.68    "Material Adverse Effect" means any, change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, results of operations or condition (financial or otherwise) of the business or the assets of the Parties, (b) the operations or conduct of the business of either Party in the manner in which it is currently operated or conducted, or (c) the ability of either Party to consummate the transactions contemplated by this Agreement and the Transaction Documents, except, in each case, for such changes, effects, events or circumstances resulting from changes in general economic or market conditions or changes that generally affect businesses of the same type as Seller's or Buyer's business.

        1.69    "Mutual Non-Disclosure Agreement" means that certain mutual confidentiality agreement between Buyer and Seller, dated as of February 21, 2001.

        1.70    "Net Total Adjustment Revenues" shall have the meaning set forth in Section 3.03(b).

        1.71    "Order" means any judgment, award, order, writ, injunction or decree issued by any Governmental Authority or by any arbitrator.

        1.72    "Parties" means both Buyer and Seller, and each may be individually referred to as a "Party".

        1.73    "Payroll Taxes" shall have the meaning set forth in Section 12.08(f).

        1.74    "Permits" means all permits, licenses, approvals, franchises, notices, certifications or other authorizations or consents issued by any Governmental Authority.

        1.75    "Person" means any individual, partnership, joint venture, association, limited liability company, corporation, trust, unincorporated organization, Governmental Authority, or other entity.

        1.76    "Public Reports" means each registration statement, report, proxy statement or information statement and all exhibits, amendments and supplements thereto filed with the Securities and Exchange

Commission ("SEC") since the effectiveness of the Buyer's registration statement for its initial public offering on September 28, 2000, each in the form (including exhibits and any amendments and supplements thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof).

        1.77    "Re-Hired Employees" shall have the meaning set forth in Section 12.08(a).

        1.78    "Release" shall have the meaning set forth in Section 5.24(a)(iii).

        1.79    "Schedules" means the lists and descriptions of Assets and Excluded Assets as required under Article II and any and all other Schedules attached hereto.

        1.80    "SEC" means the U.S. Securities and Exchange Commission.

        1.81    "Securities Act" means the Securities Act of 1933, as amended.

        1.82    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        1.83    "Securities Laws" means Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder.

        1.84    "Seller" shall have the meaning set forth in the Preamble.

        1.85    "Stock Consideration" shall have the meaning set forth in Section 3.01.

        1.86    "Seller's Employees" shall have the meaning set forth in Section 12.08(b).

        1.87    "Series B Convertible Preferred Stock" means the Buyer's Series B Convertible Preferred Stock, par value $0.01 per share.

        1.88    "Subsidiaries" means, as to Seller, any and all corporations, partnerships, joint ventures, associations or other entities controlled by such entity, directly or indirectly through one or more intermediaries.

        1.89    "Taxes" shall have the meaning set forth in Section 5.13(h).

        1.90    "Technology" means computer hardware or software (including data and related documentation, and including both source code and object code), technology licenses, know-how (and the manner in which such know-how is memorialized) and other technology, together with all adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all related confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), and all copies and tangible embodiments thereof (in whatever form or medium).

        1.91    "Third Party Beneficiaries" shall have the meaning set forth in Section 14.12.

        1.92    "Trademarks" means United States and foreign registered trademarks and service marks and United States and foreign trademark and service mark applications, registrations and renewals.

        1.93    "Transaction Documents" means the Escrow Agreement, the Bill of Sale and any other agreement, document or instrument executed and/or delivered by Seller and/or Buyer pursuant to any of the foregoing documents or the transactions contemplated thereby.

        1.94    "Warrant Holder" means Friedli Corporate Finance, which holds warrants to purchase shares of common stock of the Seller, pursuant to the Warrant to Purchase 250,000 Shares of Common Stock of Consumer Review, Inc., dated June 11, 1999 ("1999 Warrant"), and the Warrant to Purchase 357,143 Shares of Common Stock of Consumer Review, Inc., dated September 13, 2000. Due to a two to one (2:1) split of Seller's common stock on or about November 1999, the Warrant Holder had the right to purchase an aggregate of 500,000 shares of Seller's common stock pursuant to the 1999 Warrant.

ARTICLE II

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

        2.01    Transfer of Assets.    On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to all of the assets of Seller related to, or used in conjunction with, the Business to the extent such assets are transferable or assignable (collectively, except for the Excluded Assets set forth in Section 2.02 hereof, the "Assets"), free and clear of all Liens and Liabilities, which Liens and Liabilities shall remain with Seller and the Bankruptcy Estate, including, but not limited to:

          (a)  Seller's interests under the agreements, contracts, commitments and other arrangements (whether written or oral), including without limitation, all merchant, portal, partner, co-branding and other customer contracts and relationships, vendor and supplier contracts and relationships, leases and subleases, other similar arrangements, and rights thereunder, including without limitation those listed on Schedule 2.01(a);

          (b)  Seller's interest in all personal property leases to which Seller is a party that are used in connection with the operation of the Business, including without limitation those listed on Schedule 2.01(b);

          (c)  All of Seller's tangible assets and personal property, including without limitation, all, equipment, machinery, computer hardware (including servers, routers and modems), completed products, products currently in research and development and contemplated products, furniture, equipment and inventories, listed on Schedule 2.01(c);

          (d)  Seller's interest in all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with the Business in the ordinary course of business, including without limitation those listed on Schedule 2.01(d);

          (e)  All of Seller's intangible assets of any kind, including all of its Technology and Intellectual Property, including without limitation those listed on Schedule 2.01(e), licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

          (f)    Seller's interest in all non-disclosure, assignment of invention, confidentiality, non-competition and similar agreements binding any current or former employee or the Seller or relating to the Intellectual Property or the Technology in any way;

          (g)  Seller's interest in all settlement arrangements, including settlement agreements with respect to infringements of the Intellectual Property or the Technology, including without limitation those listed on Schedule 2.01 (g);

          (h)  All of Seller's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, product data, material safety data sheets, price lists, product demonstrations, quotes and bids, product catalogs and brochures, and other printed or written materials, to the extent that they are not Excluded Assets;

          (i)    All accounts or notes receivable (excluding intra-company accounts) owing to Seller that relate to the Business;

          (j)    The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

          (k)  All franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other and similar governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

          (l)    All prepaid expenses and deposits made by Seller with respect to the Business;

          (m)  All cash and cash equivalents of Seller and securities held by Seller;

          (n)  All long-term investments of Seller;

          (o)  All claims, deposits, refunds (including interest thereto), causes of action (excluding Consumer Review, Inc. v. Mancini et al., Case No. CV-807914, Santa Clara County Superior Court) ("Mancini Case"), choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes);

          (p)  Those accounts payable owed by Seller related to the Business that are set forth on Schedule 2.01(p) ("Accounts Payable");

          (q)  All goodwill (including all goodwill associated with and symbolized by the name "Consumer Review" as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business; and

          (r)  Any and all other assets of the Seller used in or otherwise necessary for the Business, wherever located.

With the exception of the Excluded Assets, the Seller is transferring to Buyer all of the Assets listed in this Section 2.01 provided by Seller to Buyer (the "Assumed Assets"). In addition, as of the Closing Date, Seller shall retain the limited right and revocable license to use the corporate name, "Consumer Review, Inc.," solely for the administrative purposes of winding down and dissolving Seller ("License Period"), after which time all Seller rights to use the corporate name shall, without notice or demand, immediately cease, and revert in entirety to Buyer who shall then own all exclusive rights associated with such corporate name. Notwithstanding the foregoing, Buyer shall be entitled to use the corporate name at all times including during the License Period. Other than the limited right to use provided herein, Seller shall have no additional rights with respect to such corporate name, including rights of assignment and sublicense.

        2.02    Excluded Assets.    Notwithstanding the terms of Section 2.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets (collectively, "Excluded Assets"):

          (a)  All bank accounts of Seller set forth on Schedule 2.02, after all cash on deposit in such accounts which constitutes an asset of the Business has been transferred to Buyer at the Closing pursuant to Section 2.01(m);

          (b)  All corporate certificates of authority and corporate minute books and the corporate stock record or register of Seller;

          (c)  Such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are identified on Schedule 2.02(c) as being retained by the Seller;

          (d)  The Mancini Case;

          (e)  All employee benefits plans, including any health plan, and 401(k) or pension plan; and

          (f)    Any other assets disclosed on Schedule 2.02.

          (g)  Liabilities. Seller and the Bankruptcy Estate shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any Liabilities (including without limitation Taxes), obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise, except the Accounts Payable and the Consumer Action League Case. Seller shall be responsible for all of the Liabilities, obligations and undertakings of Seller

ARTICLE III

CONSIDERATION; EARN OUT

        3.01    Consideration.    The total consideration for the Assets shall be (i) 400,000 shares of the Series B Convertible Preferred Stock (the "Stock Consideration"), (ii) Buyer's assumption of the Accounts Payable and (iii) Two Hundred and Ninety Thousand U.S. Dollars $290,000 in cash (the "Cash Consideration"). The Stock Consideration, assumption of the Accounts Payable and Cash Consideration are collectively referred to as the "Consideration"). The Series B Convertible Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations, Rights, Preferences, Privileges and Restrictions on Series B Convertible Preferred Stock in the form attached hereto as Exhibit A (the "Certificate of Designations"). The Cash Consideration shall be paid to Seller at Closing. The Consideration (except the Accounts Payable, which will be paid by Buyer directly to the Accounts Payable creditors) shall be distributed to the Creditors in accordance with the plan of distribution approved in the Chapter 11 Case, pursuant to Section 1121(a) of the Bankruptcy Code.

        3.02    Earn out.    At the Closing the Buyer will deposit into escrow one (1) share certificate representing the Stock Consideration. Each share of Series B Convertible Preferred Stock shall initially be convertible into four (4) shares of Common Stock; provided, however, that if Buyer experiences a "Change of Control" before the one year anniversary of the Closing, each share of Series B Convertible Preferred Stock shall, immediately before the consummation of the Change of Control, be converted into ten (10) shares of Common Stock and shall be released from escrow and available for distribution to Seller or to such Persons that Seller designates. For purposes of this Section 3.02, "Change of Control" means (a) the sale of all or substantially all of Buyer's assets or stock or (b) the conversion into (x) cash or (y) the securities of another Person, all of the then outstanding shares of the Common Stock. Upon the one (1) year anniversary of the Closing, provided that a Change of Control has not occurred, the Conversion Rate of each share of Series B Convertible Preferred Stock shall be adjusted pursuant to the procedures set forth in Section 3.03. If an adjustment is made to the Conversion Rate of the Series B Convertible Preferred Stock as a result of the calculation contemplated by the preceding sentence, then Buyer shall file an amendment to the Certificate of Designations to reflect such adjusted Conversion Rate within two (2) business days after such adjustment becomes final pursuant to Section 3.03. Thereafter, the Stock Consideration shall be disbursed to the Seller or to the Creditors in accordance with the terms of the Escrow Agreement.

        3.03    Determination of Earn out and Conversion Rate of the Series B Convertible Preferred Stock.

          (a)  The number of shares of Common Stock issuable upon conversion of each share of Series B Convertible Preferred Stock (the "Conversion Rate") shall be subject to adjustment as provided in this Section 3.03, except as otherwise provided in Section 3.02. The Conversion Rate will be subject to adjustment based upon the revenue (as more fully described in this Section 3.03) that Buyer generates from its use of the Assets in the conduct of its own business during the period commencing immediately after the Closing Date and ending on the one (1) year anniversary of the Closing Date (the "Calculation Period"). The adjustment to the Conversion Rate shall be determined based on the following formula:

Net Total Adjustment Revenues during the Calculation Period (in USD)	Conversion Rate— Common Stock to Series B Convertible Preferred Stock
Less than 1,000,000	4 to 1
More than 1,000,000 but less than 2,000,000	6 to 1
2,000,000 or more, but less than 3,000,000	8 to 1
3,000,000 or more, but less than 4,000,000	10 to 1
4,000,000 or more, but less than 6,000,000	12 to 1
6,000,000 or more	14 to 1

          (b)  For purposes of this Section 3.03, the revenue that Buyer generates from its use of the Assets in the conduct of its own business shall include, and be limited to:

            (i)    100% of the revenue generated by Buyer from use of the Assets in a manner substantially similar to their use by Seller in the Business (i.e., not bundled with or incorporated into other products or services of the Buyer). Attached hereto as Exhibit B is a "Chart of Revenues," which chart illustrates sources of revenue historically generated from Seller's use of the Assets in the Business and which Seller and Buyer expect that Buyer will attribute all of the revenue generated by Buyer's use of the Assets. Notwithstanding the previous sentence, the Parties acknowledge and agree that the Chart of Revenues is provided for example only and is not intended to limit sources of revenue that Buyer will attribute to the Assets;

            (ii)  In the event that Buyer creates a new stand-alone revenue-generating business leveraging the Assets during the Calculation Period, 50% of the revenue generated by such new business (which 50% is then subject to the additional calculation in (iii) below to the extent such new revenue-generating business includes Combined Products). New revenue-generating business shall be new products and/or services not offered or monetized by Seller as of the Closing Date; and

            (iii)  50% of the revenue generated by Buyer from products or services of Buyer that are separate and distinct from the Assets and that incorporate the Assets or are bundled with the Assets such that the revenue derived from the Assets cannot be readily determined on a stand-alone basis ("Combined Products").

        The sum amount of such revenues generated by Buyer during the Calculation Period is hereafter referred to as the "Net Total Adjustment Revenues." Buyer shall maintain separate accounting and financial records sufficient to record and identify the revenue that comprises the Net Total Adjustment Revenues as contemplated by this Section 3.03. Such financial records shall be maintained in accordance with GAAP, applied in a manner consistent with the financial statements of the Buyer, and shall be net of any returns or bad debt expense.

          (c)  During the Calculation Period, Buyer will use commercially reasonable efforts to conduct its own business operations related to the Assets in a manner substantially similar to the manner in which Seller conducted the Business; provided that Buyer may undertake such deviations from the manner in which Seller conducted the Business as Buyer deems appropriate in the exercise of its good faith business judgment to maximize the value of its business conducted using the Assets. Seller acknowledges that this Section 3.03(c) shall not limit in any way Buyer's right to develop and introduce products or services related to the Assets which are not contributing revenue to the Business as of the Closing.

          (d)  Promptly after the end of the Calculation Period, Buyer shall provide to Seller a statement of the Net Total Adjustment Revenues and the adjustment to the Conversion Rate, if any. Unless Seller objects in writing to such statement within fifteen (15) business days after the receipt of such determination by Seller, such determination shall be conclusive and binding on Seller. In the event the Seller disputes any such determination within such fifteen (15) day period based on the financial criteria set forth in this Section 3.03, the Chief Financial Officer of Buyer will make himself available to meet at Buyer's principal executive office with a representative of Seller, versed in GAAP, to discuss the dispute. If those persons are unable to resolve such dispute within thirty (30) days after Seller's notice of objection is delivered to Buyer, then Seller may elect during the ten (10) day period after the conclusion of such thirty (30) day period to submit such dispute to an accounting firm for resolution. Such election shall be made by delivery to Buyer during such ten (10) day period a reasonably detailed statement setting forth the nature of Seller's objection to Buyer's calculation and Seller's calculation of the Net Total Adjustment Revenues. As promptly as practicable after receipt of such notice Buyer shall designate a "Big 5" (or then equivalent) accounting firm to review the dispute, and Buyer shall deliver a notice to Seller identifying the accounting firm. Buyer shall provide such documents to such accounting firm as shall reasonably be requested by it to resolve the dispute between Buyer and Seller. Buyer and Seller shall each be afforded an opportunity on at least one occasion to present its position to the accounting firm. Any adjustment in the financial portion of such determination made by such accounting firm shall, to the extent practicable, be made within thirty (30) days following the engagement of such accountants, and any such determination shall be conclusive and binding on the Parties. The expense of such Big 5 accounting firm shall be borne as follows: (i) if the determination results in an adjustment of the Conversion Rate in favor of Seller, then Buyer shall bear such cost, and (ii) if the determination does not result in an adjustment in the Conversion Rate in favor of Seller, then Seller shall bear such cost.

        3.04    Escrow Agreement.    At the Closing, the Parties will enter into an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit C with a financial institution to be mutually selected by the Buyer and the Seller serving as the escrow agent (the "Escrow Agent"). At the Closing, the Buyer will deposit into escrow the Stock Consideration, as provided above.

ARTICLE IV

CLOSING

        4.01    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kelley Drye & Warren LLP, 777 South Figueroa Street, Suite 2700, Los Angeles, CA 90017 at 10:00 a.m. on or before the Monday (or Tuesday, if banks are closed in the City of San Francisco on such Monday) following the business day after all conditions to the Parties' obligations set forth in Article IX hereof have been satisfied or waived by the Party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date."

        4.02    General Procedure.    At the Closing, each Party shall deliver to the Party entitled to receipt thereof the documents required to be delivered pursuant to Article IX hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving Party. The conveyance, transfer, assignment and delivery of the Assets, including, without limitation, the Domain Names, and the assignment and assumption of Seller's Liabilities to Buyer shall be effected by Seller's and Buyer's execution of a bill of sale and assignment and limited assumption agreement substantially in the form attached hereto as Exhibit D (the "Bill of Sale"), and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as of the date hereof and through and including the Closing Date that, except as set forth in the disclosure letter delivered by Seller to Buyer on the date hereof (the "Disclosure Letter") (which disclosure letter sets forth the exceptions to the representations and warranties contained in this Article V):

        5.01    Incorporation and Corporate Power.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and subject only to the jurisdiction and control of the Bankruptcy Court has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Seller is qualified as a foreign corporation to do business in the jurisdictions set forth on Section 5.01 of the Disclosure Letter.

        5.02    Subsidiaries.    Seller does not have any Subsidiaries and Seller does not control any other Person by virtue of any contractual or other relationship. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

        5.03    Execution, Delivery; Valid and Binding Agreement.    The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby will be, by the Closing Date, duly and validly authorized by all necessary action of the Seller's board of directors and the Bankruptcy Court, and no other proceedings on its part will be necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Documents. This Agreement has been and each Transaction Document at the Closing will be duly executed and delivered by Seller and, assuming that this Agreement and the Transaction Documents each is the valid and binding agreement of Buyer, each such agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

        5.04    Authority; No Breach.    Seller has the requisite corporate power and authority subject only to the jurisdiction and control of the Bankruptcy Court to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereunder do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien, or authorization, consent, approval, exemption or other action by or notice (i) to any Governmental Authority, (ii) under the provisions of the certificate of incorporation, as amended, or bylaws, as amended, of Seller or (iii) under any indenture, mortgage, lease, loan agreement or other agreement or instrument (including, without limitation, any corporate governance documents) by which Seller or the Assets are bound or affected (other than consents required under Section 9.01(d) of the Disclosure Letter and notice of the proposed transaction to the Warrant Holder, which consents shall be obtained and notice shall be given by Seller prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject.

        5.05    Governmental Authorities; Consents.    Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. No Consent of any Governmental Authority, except for the US Bankruptcy Court is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement and the Transaction Documents.

        5.06    Financial Statements.    Seller has delivered to Buyer copies of the unaudited balance sheet, as of July 31, 2002, of the Business (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of the Business for the 12-month period ended December 31, 2001 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements"). Seller will use best efforts to assist buyer in obtaining the audited balance sheets, as of December 31, 2000 and 2001, of the Business and the audited statements of earnings, shareholders' equity and cash flows of the Business for each of the years ended December 31, 2000 and 2001, (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of Seller and fairly present the financial condition of the business as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

        5.07    Absence of Undisclosed Liabilities.    To the Knowledge of Seller after reasonable investigation, with respect to the Assets or the operations of the Business, Seller has no Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) Liabilities which have arisen after the date of the Latest Balance Sheet (the "Balance Sheet Date") in the ordinary course of business (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in Section 5.07 of the Disclosure Letter. As of the Balance Sheet Date and as of the date hereof, the Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person. As of the Balance Sheet Date, to the Knowledge of the Seller, the Seller has no Liability (and there is no basis for any such Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased, delivered or provided by the Seller.

        5.08    No Material Adverse Effects.    Since the Balance Sheet Date there has been and between the date hereof and the Closing Date there shall not be any Material Adverse Effect, except for Seller's Chapter 11 Case, to Seller in Seller's assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Seller.

        5.09    Absence of Certain Developments.    Since the Balance Sheet Date, Seller has not (in each case, with respect to the Business):

          (a)  borrowed any amount or incurred or become subject to any Liability in excess of $5,000, except (i) current Liabilities incurred in the ordinary course of business and (ii) Liabilities under contracts entered into in the ordinary course of business;

          (b)  subjected to any Lien, any of the Assets, except (i) Liens for current property taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) Liens in respect of pledges or deposits under workers' compensation laws, (iv) Liens set forth under the caption referencing this Section 5.09 of the Disclosure Letter, or (v) Liens voluntarily created in the ordinary course of business which aggregate less than $5,000;

          (c)  discharged or satisfied any Lien or paid any Liability, in each case with a value in excess of $5,000, other than current Liabilities paid in the ordinary course of business;

          (d)  sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business, or canceled any debts or claims, in each case, except in the ordinary course of business;

          (e)  sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any Intellectual Property or other intangible assets used in or held for use in the Business;

          (f)    disclosed, to any Person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in Section 5.09 of the Disclosure Letter and is in full force and effect on the date hereof;

          (g)  waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h)  taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Letter, or the transactions contemplated by this Agreement and the Transaction Documents;

          (i)    suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with the Business, whether or not covered by insurance;

          (j)    made or granted any bonus or any wage, salary or compensation increase to any officer or employee who earns more than $25,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any Liability to any labor organization;

          (k)  made any single capital expenditure or commitment therefor in excess of $10,000;

          (l)    made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $5,000; or

          (m)  made charitable contributions or pledges which in the aggregate exceed $5,000.

        5.10    Title to Properties.

          (a)  Seller does not own any real property.

          (b)  Seller does not have any real property leases.

          (c)  Seller owns good and marketable title to the Assets, or has the right to use and transfer the Assets, including each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens, except for (i) Liens for current Taxes not yet due and payable, (ii) Liens set forth in Section 5.10(c) of the Disclosure Letter, (iii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (iv) Liens imposed by any Laws and incurred in the ordinary course of the business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) Liens in respect of pledges or deposits under workers' compensation laws, all of which Liens aggregate less than $5,000.

          (d)  Section 5.10(d) of the Disclosure Letter sets forth a description of all the Assets which constitute equipment, machinery, motor vehicles, furniture, fixtures, furnishings and leasehold improvements. Except as otherwise described in Section 5.10(d) of the Disclosure Letter, all of the machinery, equipment and other tangible assets necessary for the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. Seller owns, or leases under valid leases, all machinery, equipment and other tangible assets necessary for the conduct of the Business. Other than the Excluded Assets, the Assets constitute all of the properties, assets and rights necessary for the conduct of the business of the Seller as presently conducted and as presently proposed to be conducted.

          (e)  Seller is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of the Business, and Seller has not received any notice of any such violation, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect on Seller.

          (f)    Except as set forth on Schedule 2.01(c), there are no tangible assets of Seller that relate to the Business.

        5.11    Notes and Accounts Receivable.    The notes and accounts receivable of the Business reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

        5.12    [Reserved]

        5.13    Tax Matters.

          (a)  Seller has filed all Tax returns that it or any Affiliated Group of which Seller is or was a member was required to file. All such Tax returns were correct and complete in all respects. All Taxes due and payable by or on behalf of Seller or any Affiliated Group of which Seller is or was a member have been fully paid, with the exception of sales tax of less than $1,000 and income tax owed to certain states of less than $1,000 in aggregate, and a cash reserve adequate to fully discharge all Tax Liabilities of Seller with respect to any period for which Tax returns have not been filed or for which Taxes are not yet due and owing has been established in accordance with GAAP expressly therefore and such cash reserved therefore has been deposited into an escrow account prior to Closing. Seller has made all required estimated tax payments to avoid any underpayment penalty. Seller is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)  Seller does not expect any authority to assess any additional Taxes with respect to Seller for any period for which Tax returns have been filed. There are no audits or investigations by any taxing authority or proceedings in progress with respect to Seller and there is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such authority. Section 5.13(c) of the Disclosure Letter lists all federal, state, local, and foreign Tax returns filed and Taxes paid by Seller for taxable periods ended on or after December 31, 1999, indicates those Tax returns that have been audited, and indicates those Tax returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal, state and local income or franchise Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since Seller's inception.

          (d)  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)  Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Seller has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax return (other than a group the common parent of which was the Seller) and (ii) has no Liability for the Taxes of any Person (other than Seller) under Reg. Section 1.1502-6 under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f)    Seller (and any predecessor of Seller) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and any similar provision under the laws of any state, local or foreign jurisdiction in which Seller has ever conducted business or otherwise been required to file tax returns) at all times during its existence and will be an S corporation up to and including the Closing Date.

          (g)  The unpaid Taxes of Seller (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller with respect to Seller in filing its Tax returns.

          (h)  For purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to Tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.

        5.14    Contracts and Commitments.

          (a)  Section 5.14 of the Disclosure Letter lists all agreements, whether oral or written, that meet all of the following four conditions: Seller is a party, the agreement is currently in effect, the agreement involves consideration in excess of $5,000, and the agreement relates to the operation of the Business or the Assets.

          (b)  With respect to each such agreement that is set forth in Section 5.14 of the Disclosure Letter, (x) Seller has performed all obligations required to be performed by it thereunder, and (y) to the Knowledge of Seller after reasonable investigation: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) no party is in breach or default or has sent or received a claim of default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any provision of the agreement.

          (c)  Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written summary setting forth the terms and conditions of each oral contract or commitment, set forth in Section 5.14 of the Disclosure Letter, together with all amendments, waivers or other changes thereto to the date hereof.

          (d)  Except as set forth on Schedule 2.01(a), Schedule 2.01(b), Schedule 2.01(d), Schedule 2.01(e), and Schedule 2.02 and described in Section 2.01(g), Seller is not a party to any agreement, contract, commitment or other arrangement (written or oral) that is currently in effect, involves consideration in excess of $5,000, and which relates to the operation of the Business or the Assets.

          (e)  Before the Closing Date, the Seller will assume all of the Contracts listed on Section 5.14 and 5.23 of the Disclosure Letter ("Assumed Contracts") to this Agreement pursuant to a final bankruptcy order or plan of reorganization, which shall be in a form reasonably satisfactory to the Buyer. At the Closing the Seller will assign the Assumed Contracts to the Buyer.

          (f)    An order of the Bankruptcy Court in a form reasonably satisfactory to Buyer shall have been entered approving the Seller's assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code. Such order must provide that:

            (i)    the assumption of the Assumed Contracts is approved by the Bankruptcy Court;

            (ii)  pursuant to Section 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code, the Seller has demonstrated adequate assurance of future performance to the parties to the Assumed Contracts;

            (iii)  before the Closing, Seller shall cure any defaults existing on the Closing Date, or that Seller shall cure any and all defaults from the proceeds of the sale of the Assets, resulting in a zero cure amount for all Assumed Contracts as of the Closing Date, such that no party to any of the Assumed Contracts shall the right to assert, against Buyer, the existence of any default or claim that arose prior to the Closing Date; and

            (iv)  the order will be binding on all parties to the Assumed Contracts.

          Buyer may elect, in its sole discretion, to waive obtaining entry of the aforementioned order.

        5.15    Intellectual Property and Technology.

          (a)  Seller owns or, to the Knowledge of Seller after reasonable investigation, has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property and Technology necessary or desirable for the operation of its businesses conducted at present and as presently proposed to be conducted. Each item of Intellectual Property owned or, to the Knowledge of Seller after reasonable investigation, used by the Seller immediately prior to the Closing hereunder will be owned or, to the Knowledge of Seller after reasonable investigation, available for use by the Buyer on substantially similar terms and conditions immediately subsequent to the Closing hereunder. Seller has taken commercially reasonable actions to maintain and protect each item of the Intellectual Property and Technology that it owns or, to the Knowledge of Seller after reasonable investigation, it uses.

          (b)  To the Knowledge of Seller after reasonable investigation, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and, since January 1, 2001, Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

          (c)  Section 5.15(c) of the Disclosure Letter identifies each patent or registration that has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or draft patent application or application for registration which Seller has made with respect to any of its Intellectual Property, identifies each patent application that the Seller has prepared but not yet filed, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

          (d)  Section 5.15(d) of the Disclosure Letter also identifies each registered trademark, registered service mark, and registered trade name or applications therefore, used by Seller in connection with any of its businesses. Section 5.15(d) of the Disclosure Letter also identifies all material registered copyrights used by Seller in connection with the Business.

          (e)  Section 5.15(e) of the Disclosure Letter also identifies certain Internet Domain Names registered to Seller. Through and including the expiration date listed on the Section 5.15(e) of the Disclosure Letter, Seller has the exclusive right to use the identified Domain Names. All Internet Domain Names have been duly registered with or issued by an appropriate authority and all necessary registration have been paid to continue all such rights in effect. To the Knowledge of Seller, its registration of the Internet Domain Names listed on Section 5.15(e) of the Disclosure Letter is not in violation of any "cyber squatting" laws in any jurisdiction, domestic or foreign, or in violation of the domain name dispute policies of the applicable domain name registrar.

          (f)    With respect to each item of Intellectual Property required to be identified in Section 5.15(c)-(e) of the Disclosure Letter:

            (i)    Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

            (ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

            (iii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, nor does Seller have any reason to believe that any such action, suit, proceeding, hearing, or investigation which is reasonably expected to challenge the legality, validity, enforceability, use, or ownership of the item may be brought or threatened against Seller or that there is any basis for the same.

          (g)  Section 5.15(g) of the Disclosure Letter identifies each item of Intellectual Property or Technology that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission, including all software other than off-the-shelf commercial software, used by Seller. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). To the Knowledge of Seller, with respect to each item of Intellectual Property or Technology required to be identified in Section 5.15(g) of the Disclosure Letter, with the exception of the license granted by Spinbox™ to

  Seller, under which Seller is currently in default, as further provided in Section 5.15(g) of the Disclosure Letter:

            (i)    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (ii)  the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above) except as subject to the effect of any claims of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights.

            (iii)  no party (including Seller) to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iv)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

            (v)  with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

            (vi)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, nor does the Seller have any reason to believe that any such action, suit, proceeding, hearing, or investigation which is reasonably expected to challenge the legality, validity, or enforceability of the underlying item may be brought or threatened against Seller or that there is any Basis for same; and

            (viii)  Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (h)  To the Knowledge of Seller, Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any existing Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

          (i)    To the Knowledge of Seller after reasonable inquiry, all material Technology, the subject of any patent applications and trade secrets have been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Seller after reasonable inquiry, all former and current members of management and personnel of Seller who have contributed to the development of or been exposed to any material Technology, the subject of any patent applications, and trade secrets have executed and delivered to Seller a proprietary information and inventions agreement that: (1) restricts such person's right to disclose such person's right to disclose proprietary information of Seller and its affiliates; (2) deems contributions to Technology and Intellectual Property works for hire and assigns all rights in Technology and Intellectual Property to Seller. None of the current officers and employees of Seller has any patents issued or patent applications pending for any invention, device, process, or design of any kind now used or needed by Seller that have not been assigned to Seller, with such assignments duly recorded in the United States Patent and Trademark Office.

        5.16    Litigation.    Section 5.16 of the Disclosure Letter sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 5.16 of the Disclosure Letter is reasonably expected to result in any significant adverse effect on the business, financial condition, operations, results of operations, or prospects of Seller. Seller has no Basis to believe that any such action, suit, proceeding, hearing or investigation which is reasonably expected to have such an effect may be brought or threatened against the Seller or that there is any Basis for the same.

        5.17    Warranties.    Section 5.17 of the Disclosure Letter sets forth all claims outstanding, pending or, to the Knowledge of Seller, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof. Seller makes those product warranties listed on Section 5.17 of the Disclosure Letter. The reserves, if any, for warranty claims on the Latest Balance Sheet are consistent with Seller's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Business sold prior to the date thereof.

        5.18    Employees.    Except as set forth in Section 5.18 of the Disclosure Letter, and only with respect to employees of Seller who perform functions in connection with the Business: (a) to the Knowledge of Seller, no employee of Seller (including, without limitation, the Re-Hired Employees) and no group of the Seller's employees has any plans to terminate his or its employment; (b) Seller is in material compliance with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Seller nor is Seller aware of any facts that would give rise to such a claim; (e) to the Knowledge of Seller, no employee of Seller is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee of Seller has any claim with respect to any Intellectual Property rights of Seller. To the Knowledge of the Seller, the Seller is in material compliance with all applicable provisions of the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, and the Family Medical Leave Act, and all applicable state statues and regulations with respect to the Re-Hired Employees. Section 5.18 of the Disclosure Letter lists, as of the date hereof, each employee of Seller who performs functions in connection with the Business and the position, title, remuneration (including any scheduled salary or remuneration increases), and date of employment and accrued vacation pay of each such employee.

        5.19    Employee Benefit Plans.

          (a)  To the Knowledge of Seller, Seller has materially complied in all material respects with all provisions of the Code, ERISA and all other laws applicable to employee benefit plans maintained by Seller for the benefit of its current and former employees, officers and directors. Seller does not currently, and has not in the past, maintained or participated in any employee benefit plan that is either an employee stock ownership plan or a defined benefit pension plan. Any pension plan maintained by Seller that is intended by Seller to satisfy the requirements for tax qualification described in Section 401 of the Code is so qualified.

          (b)  Seller has previously provided to Buyer a copy of each employment agreement to which it is a party and of each employee benefit plan, program and policy.

        5.20    Insurance.    Section 5.20 of the Disclosure Letter lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Seller is not in default with respect to its obligations under any of any insurance policies relating to the Assets or the Business.

        5.21    Affiliate Transactions.    Except as set forth in Section 5.21 of the Disclosure Letter, no officer, director or employee of Seller or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business of Seller (other than ownership of capital stock of Seller). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature. For purposes of this Section 5.21, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

        5.22    Investment.    Seller (i) understands that the Series B Convertible Preferred Stock and Common Stock into which the Series B Convertible Preferred Stock may be exercisable (collectively, the "Buyer Securities") have not been, and except as provided in Section 12.10 will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Securities solely for its own account for investment purposes, and not with a view to the distribution thereof, except for distribution to Third Party Beneficiaries and the general unsecured creditors of Seller including the Debentureholders (hereinafter "Creditors"), and (iii) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Securities.

        5.23    Compliance with Laws; Permits.

          (a)  To the Knowledge of Seller after reasonable inquiry, Seller and its officers, directors, agents and employees have complied in all material respects with all Laws (including, without limitation, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes) which materially affect the Business or the Assets and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such Laws. Seller has no Knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other Laws affecting the Assets. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

          (b)  Seller has, in full force and effect, all Permits required for operation of the Business. A true, correct and complete list of all the Permits is set forth in Section 5.23 of the Disclosure Letter. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

          (c)  In connection with the Business, Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

          (d)  In particular, but without limiting the generality of the foregoing, Seller has not violated and has no Liability, and has not received a notice or charge asserting any violation of or Liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

        5.24    Environmental Matters.

          (a)  As used in this Section 5.24, the following terms shall have the following meanings:

            (i)    "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or Liability under any Environmental Law.

            (ii)  "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

            (iii)  "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b)  Seller, with respect to the Business is in material compliance with all applicable Environmental Laws.

          (c)  Seller has not received notice alleging in any manner that Seller is, or might be potentially responsible for, any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws with respect to the Business or the Assets.

          (d)  The consummation of the transaction that is the subject of this Agreement will not result in any obligations for site investigation or cleanup, or notification to or Consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

          (e)  Seller has not assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

        5.25    Brokerage.    Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        5.26    Disclosure.    Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Seller pursuant to Article IX hereof nor the Disclosure Letter nor the Schedules nor any of the financial statements referred to in Section 5.06 of the Disclosure Letter, taken as a whole, contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this Article V relating to Seller or the transactions contemplated by this Agreement. Without limiting any limitations set forth in this Article V, this

Agreement, the Exhibits hereto, the documents delivered to Buyer by or on behalf of Seller pursuant to Article IX hereof, the Disclosure Schedule and the financial statements referred to in Section 5.06 of the Disclosure Letter, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which any officer or director of Seller is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the Assets or the Business, including operating results, assets, customer relations, employee relations and business prospects.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as of the date hereof and through and including the Closing Date that:

        6.01    Incorporation and Corporate Power.    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and perform its obligations hereunder and thereunder.

        6.02    Execution, Delivery; Valid and Binding Agreement.    The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby will be, by the Closing Date, duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents. This Agreement has been and each of the Transaction Documents at the Closing will be duly executed and delivered by Buyer and, assuming that this Agreement and the Transaction Documents each is the valid and binding agreement of Seller, each such agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

        6.03    No Breach.    The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien upon any assets of Buyer, or require any Consent, exemption or other action by or notice (a) to any Governmental Authority, (b) under the provisions of the certificate of incorporation, as amended, or bylaws, as amended, of Buyer or (c) under any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

        6.04    Brokerage.    No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

        6.05    Capitalization.    The entire authorized capital stock of Buyer consists of 120,000,000 shares of Common Stock, of which 37,349,284 shares of Common Stock are issued and outstanding as of the date hereof, and 10,000,000 shares of preferred stock, of which 2,000,000 shares are issued and outstanding as of the date hereof, and issued and outstanding warrants to purchase 1,349,485 shares of common stock. All Buyer Securities to be issued to effect the transactions contemplated herein have been duly authorized and, upon consummation of the transactions contemplated herein, will be validly issued, fully paid, nonassessable, and upon listing such shares on the SWX New Market and with the United States Securities and Exchange Commission or another national securities exchange or over-the-counter market, and release of the Series B Convertible Preferred Stock from escrow, freely tradable thereon. Except as set forth above or granted pursuant to an employee stock option plan or employee stock purchase plan, (a) there are no shares of capital stock of Buyer authorized, issued or outstanding; and (b) there are no existing options, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Buyer, obligating Buyer to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of Buyer or otherwise requiring Buyer to give any person the right to receive any shares of capital stock of Buyer. There are no stockholders' agreements, voting trusts between or, among stockholders to which Buyer is a party or by which it is bound with respect to the transfer or voting of any capital stock of Buyer.

        6.06    Litigation; Orders.    Except as disclosed in the Public Reports filed with the SEC prior to the date hereof, and since the date of the most recent filing of a Public Report, to the Knowledge of the Buyer, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the Knowledge of Buyer, threatened against Buyer, or the assets (including the Intellectual Property) of Buyer, which if determined adversely could reasonably be expected to have a Material Adverse Effect on Buyer or the transactions contemplated by this Agreement and the Transaction Documents. Except as set forth in the Public Reports, Buyer is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

ARTICLE VII

PRE-CLOSING COVENANTS

        7.01    Conduct of the Seller's Business.    In connection with the Assets or the Business, Seller shall exercise reasonable efforts to materially observe each term set forth in this Section 7.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer, which consent shall not be unreasonably withheld, in writing:

          (a)  The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable Laws and Seller's past custom and practice;

          (b)  Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 7.01(b);

          (c)  Seller shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants who earn in excess of $25,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, other than those individuals set forth in Schedule 7.01(c);

          (d)  Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

          (e)  Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f)    Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect and (vi) without limiting the generality of the foregoing, the Seller shall use its best efforts to obtain the Subscription Agreements contemplated by Section 9.01(g) below from Creditors in exchange for only (x) Buyer's stock being held by such Creditors;

          (g)  Seller shall (i) file in accordance with its practice, custom and applicable Laws any Tax returns, elections or information statements with respect to any Liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) pay, in accordance with an approved plan of reorganization in Seller's Chapter 11 Case, all Taxes required to be shown on such Tax returns; (iii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; (iv) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (v) not amend any Tax return or report;

          (h)  Neither Seller nor any of its Affiliates shall make any election without respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax Liability of the Buyer with respect to any period ending after the Closing Date; and

          (i)    Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 5.09.

        7.02    Access to Books and Records.    Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of KPMG, LLP, Seller's former independent accountants, relating to work done by KPMG, LLP for Seller (insofar as the work relates to the Business or the Assets, and so long as such work papers remain available) for each of the fiscal years ended December 31, 2000 and 2001, and otherwise provide such assistance as is reasonably requested by Buyer's Representatives in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer's Representatives to enable Buyer's Representatives to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Seller, which approval will not be unreasonably withheld.

        7.03    Regulatory Filings.

          (a)  As promptly as practicable after the execution of this Agreement, Seller shall make or cause to be made all filings and submissions under any Laws applicable to the Business for the consummation of the transactions contemplated herein. Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing

          (b)  As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

        7.04    Conditions

          (a)  Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

          (b)  Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 9.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

        7.05    Post Execution Covenant.    Buyer and Seller shall each use reasonable best efforts to negotiate, prepare and finalize mutually agreeable Schedules, Transaction Documents and the Disclosure Letter on or before the thirtieth (30) business day following execution and delivery of this Agreement, and to otherwise take all actions necessary to satisfy the conditions to Closing as listed in Article IX.

        7.06    Conduct of Buyer's Business.    Buyer agrees to observe each term set forth in this Section 7.07 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Seller, which consent shall not be unreasonably withheld, in writing:

          (a)  Buyer shall (i) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (ii) notify Seller of any emergency or other change in the normal course of Buyer's business or in the operation of the properties of its business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Buyer or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (iii) promptly notify Seller in writing if Buyer shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect; and

          (b)  Buyer shall file any Tax returns, elections or information statements with respect to any Liabilities for Taxes of Buyer or other matters relating to Taxes of Buyer which pursuant to applicable law must be filed prior to the Closing Date.

ARTICLE VIII

[RESERVED]

ARTICLE IX

CONDITIONS TO CLOSING

        9.01    Conditions to Buyer's Obligations.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)  The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b)  Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c)  The Seller shall have its Chapter 11 Plan (the "Chapter 11 Plan") approved by a Bankruptcy Court order effective on or before the Closing Date, which Chapter 11 Plan and related order shall each be in a form and substance reasonably satisfactory to the Buyer in its sole discretion, providing for the sale of the Assets to Buyer pursuant to the terms of this Agreement. The Chapter 11 Plan must be obtained after notice and a hearing and must provide that:

            (i)    pursuant to Section 363(f) of the Bankruptcy Code, the sale of the Assets is free and clear of all Liabilities and Liens of any kind, whatsoever;

            (ii)  pursuant to Section 363(m) of the Bankruptcy Code, the Buyer has acted in good faith in purchasing the Assets, and any reversal or modification on appeal of the Chapter 11 Plan or order will not affect the validity of the sale of the Assets once the Closing has occurred;

            (iii)  the Chapter 11 Plan or order shall be binding on any chapter 11 trustee appointed in the Chapter 11 Case or any chapter 7 trustee appointed upon conversion of the Chapter 11 Case;

            (iv)  the terms of this Agreement and the transactions contemplated hereby are approved by the Bankruptcy Court;

            (v)  the Buyer shall, upon Closing, become a party in interest in the Chapter 11 Case and shall have standing to participate in the Bankruptcy Court's consideration and resolution of any issues that may arise, including, without limitation, confirmation of a plan of reorganization for Seller; or

            (vi)  without the prior written consent of Buyer, neither Seller nor Seller's estate shall initiate or prosecute any claims, causes of action, or avoidance actions, including, without limitation, an action pursuant to Bankruptcy Code section 547(b) (each an "Non-Permitted Action"), against any Person (each a "Non-Permitted Party") to the extent that such Non-Permitted Action could, in the sole discretion of Buyer, have a material impact upon any transaction involving Buyer and such Non-Permitted Party.

        Buyer may elect, in its sole discretion, to waive or extend the deadline for obtaining entry of the Chapter 11 Plan.

          (d)  [Reserved]

          (e)  [Reserved]

          (f)    Seller shall have obtained, or caused to be obtained, each Consent necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller, regardless of whether assigned to Seller pursuant to this Agreement;

          (g)  Each of the Creditors shall have executed and delivered a Subscription Agreement, which agreements shall include at Buyer's option representations that each Creditor is an accredited investor (as defined under 5.01(a) of Regulation D under the Securities Act);

          (h)  All material governmental filings and Consents that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (i)    There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Authority (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Transaction Documents or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (j)    There shall not be any action taken, or any Law, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.01(i);

          (k)  Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the Business or Assets, which is, individually or in the aggregate with other such facts and circumstances, or will have, a Material Adverse Effect on the value of the Assets or the Business that equals or exceeds five percent (5%) of the revenues generated by the Assets or the Business during fiscal year 2001 and as determined by the Buyer in its reasonable discretion;

          (l)    There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Assets or the Business;

          (m)  On the Closing Date, Seller shall have delivered to Buyer all of the following:

            (i)    the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 4.02;

            (ii)  certificate of an executive officer of the Seller substantially in the form set forth in Exhibit E attached hereto, dated the Closing Date, stating that the conditions precedent set forth in Sections 9.01(a) and (b) above have been satisfied;

            (iii)  copies of the third party and governmental consents and approvals referred to in Sections 9.01(c) and (d) above;

            (iv)  a copy of the text of the resolutions adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Seller, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

            (v)  incumbency certificate executed on behalf of Seller by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Transaction Documents;

            (vi)  an executed copy of each of the Transaction Documents;

            (vii) an executed copy of a certificate setting forth the mutually agreed upon Fair Market Value calculation; and

            (viii)  such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

        9.02    Conditions to Seller's Obligations.    The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a)  The representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b)  Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c)  All material governmental filings and Consents that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (d)  There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Authority (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Transaction Documents, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e)  There shall not be any action taken, or any Law, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.02(d);

          (f)    Seller shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Seller as of the date of this Agreement regarding Buyer's assets, financial condition, operating results, customer, employee or supplier relations, business conditions or prospects, which is, individually or in the aggregate with other such facts and circumstances, or will have, a materially adverse effect on the value of Buyer's assets, financial condition, operating results, customer, employee or supplier relations, business conditions or prospects that equals or exceeds twenty percent (20%) of Buyer's revenues during fiscal year 2001 and as determined by mutual agreement of the Parties, which agreement by the Buyer shall not be unreasonably withheld;

          (g)  On the Closing Date, Buyer will have delivered to Seller:

            (i)    a certificate of an executive officer of Buyer substantially in the form set forth as Exhibit F attached hereto, dated the Closing Date, stating that the conditions precedent set forth in Section 9.02(a) and (b) above have been satisfied;

            (ii)  an executed copy of each of the Transaction Documents;

            (iii)  a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of all of the transactions contemplated by this Agreement and the Transaction Documents;

            (iv)  an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Transaction Documents;

            (v)  an executed copy of a certificate setting forth the mutually agreed upon Fair Market Value calculation; and

            (vi)  such other certificates, documents and instruments as Seller reasonably requests related to the transactions contemplated hereby.

          (h)  On the Closing Date, Buyer will have delivered the certificate representing the Stock Consideration to the Escrow Agent.

ARTICLE X

TERMINATION

        10.01    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of Buyer and Seller;

          (b)  by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c)  by Buyer or Seller if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Business or Buyer's business, or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer or Seller, respectively, as the case may be; or

          (d)  by Buyer pursuant to the terms of Sections 9.01(c) or (d).

        10.02    Effect of Termination.    In the event of termination of this Agreement by either Buyer or Seller as provided in Section 10.01, this Agreement shall become void and there shall be no Liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 13.01, 13.02 and 13.03 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

ARTICLE XI

[RESERVED]

ARTICLE XII

POST CLOSING COVENANTS

        12.01    General.    Each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) following the Closing as the other Party may reasonably request to carry out the purposes of this Agreement; provided, however, that Seller shall not be required or requested to take any action or refrain from taking any action pursuant to this Article XII after the date that Seller's certificate of dissolution is filed with the Delaware Secretary of State (the "Dissolution Date").

        12.02    Access; Litigation Support.    Following the Closing, Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all personnel, books, records (including Tax records), contracts, documents and financial data of or pertaining to Seller but that are not included in the Assets, subject to the Mutual Non-Disclosure Agreement. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either Party, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor) In the event Seller wishes to dispose of any of its books, records, contracts, documents or financial data which relate to the Business or the Assets prior to the Dissolution Date, it will so notify Buyer, and Buyer may elect to take possession thereof (at Buyer's expense). Buyer shall exercise such right by delivery notice of such exercise to Seller within 10 business days after receipt of the notice from Seller that it desires to dispose of such books, records, contracts, documents or financial data.

        12.03    Transition.    Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing and shall promptly deliver to Buyer any and all accounts, receivables, or other payments received by Seller and to which Buyer is entitled on or after the Closing Date.

        12.04    Confidentiality.    Buyer and Seller hereby confirm the continued effectiveness of the Mutual Non-Disclosure Agreement and agree that its terms and conditions shall apply to this Agreement and the transactions contemplated hereunder.

        12.05    Covenant Not to Compete.

          (a)  Until the earlier of the Dissolution Date or four years from and after the Closing Date, Seller may not (i) engage directly or indirectly (including through an Affiliate and as an owner, partner, member, manager, advisor, consultant or otherwise) in any business that Seller conducts as of the Closing Date (the "Existing Business") or that competes directly or indirectly with Buyer, including without limitation, the sale or license or promotions, marketing, shopping or commerce related services, or the sale or license of coupon-related products and services or (ii) solicit or communicate on behalf of itself or any other Person described in (i) above with any customers of Buyer with respect to the Business, the business conducted by Buyer or the Assets.

          (b)  Until the earlier of the Dissolution Date or four years from and after the Closing Date, Seller shall not, whether directly, for its account, or indirectly, for the account of any other Person, intentionally solicit, endeavor to entice away from Buyer or any entity controlled by Buyer, or otherwise interfere with the relationship of Buyer or its Affiliates with any person who is employed by or otherwise engaged to perform services for Buyer or its Affiliates or who is a Hired Employee.

          (c)  Without intending to limit the remedies available to Buyer, Seller acknowledges that a breach of any of the covenants contained in this Section 12.05 may result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the undersigned from engaging in activities prohibited by this Section 12.05 or such other relief as may be required to specifically enforce any of the covenants in this Section 12.05.

          (d)  The Parties intend that the covenants contained in Sections 12.05(a) and (b) shall be construed as a series of separate covenants, one for each state and one for each county in each such state, as applicable. Except for such geographical coverage, each such separate covenant shall be identical in its terms. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12.05 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants as to compete as set forth herein, then the unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

        12.06    Financial Statements; 8-K.

          (a)  After the Closing, until the audit described in this Section 12.06(a) is concluded, the Seller will, assist Buyer in preparing, and cooperate with Buyer and its internal and external accountants on an ongoing basis with respect to matters relating to, (i) audited balance sheets and statements of income, changes in stockholders' equity (deficit), and cash flow as of and for the calendar year ended December 31, 2001 and through the Closing Date of Seller, and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity (deficit), and cash flows as of the end of and for each fiscal quarter or portion thereof during 2001 up to and including the Closing, for any such financial statements which have not been prepared and delivered to Buyer prior to the Closing. All such financial statements (including the notes thereto) will be prepared in accordance with GAAP applied on a basis consistent with the most recent financial statements, will present fairly in all material respects the financial condition of Seller as of such date and the results of operations of Seller for such period, and will be consistent with the books and records of Seller (which books and records are correct and complete in all material respects). Such reasonable best efforts will include cooperating with Buyer and its internal and external accountants in resolving issues relating to, and providing such accountants with access to all work papers and supporting materials maintained by Seller or its internal or external accountants, to the extent available, relevant to the preparation of, such financial statements.

          (b)  Seller acknowledges that Buyer may be required to file a Current Report on Form 8-K under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (the "Form 8-K"), including historical audited financial statements relating to the Assets (the "8-K Financial Statements") required to be included with the Form 8-K. If Buyer determines that such 8-K Financial Statements are necessary, Buyer shall notify Seller within 5 business days following the Closing, and in such case Seller agrees to use best efforts to assist Buyer in creating the 8-K Financial Statements, as well as obtaining the audit report of Seller's independent accountants, no later than fifty (50) days after the Closing Date.

        12.07    Unassignable Assets.    Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assets or part thereof or any rights or benefits arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach thereof, or make Buyer, Seller or any of their respective Affiliates liable for damages or other penalties thereunder. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Buyer or Seller so that Buyer would not in fact receive all such rights, Seller (i) shall cooperate with Buyer, at Buyer's request, in endeavoring to obtain such Consent and (ii) if any such Consent is unobtainable, shall hold any such Asset or part thereof in trust for Buyer and shall cooperate with Buyer in an arrangement designed to provide to Buyer, at Seller's expense, the benefits and liabilities following Closing with respect to any such Asset or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party arising out of the breach or cancellation by such third party or otherwise. Nothing in this Section 12.07 shall be deemed to waive or to require Buyer to waive any of the conditions to Closing relating to obtaining Consents from third parties, or to relieve the Seller of its obligation to obtain prior to closing the Consents otherwise required by this Agreement. Buyer and Seller shall from time to time after the Closing execute and deliver to the other such further instruments and other written assurances and documents as may be reasonably required in order to perfect the transfer of any of the Assets to Buyer, or to ensure that Buyer is entitled to the benefits of the Assets.

        12.08    Employees.

          (a)  Schedule 12.08(a) sets forth a list of all employees of Seller as of the date hereof with annotations thereto identifying employees that Buyer proposes to hire as employees of Buyer from and after the Closing. All of such employees shall be terminated as of the Closing Date. Buyer intends to offer employment to certain of the terminated employees following the Closing. The terminated employees who accept Buyer's offer of employment following Closing (and which acceptances have not been revoked by the employees) shall be referred to as the "Re-Hired Employees." At or prior to Closing, as a condition to employment with Buyer, the Re-Hired

  Employees shall enter into Buyer's standard non-competition, non-solicitation and assignment of invention agreements with Buyer.

          (b)  All debts and Liabilities relating to any Re-Hired Employees or any other Employees of Seller (collectively, "Seller's Employees") as a result of their employment with Seller, which have accrued, but are not due or payable prior to the Closing, are the responsibility of Seller and shall be paid to the Seller's Employees by Seller upon their termination of employment with Seller, except (i) for existing employee severance amounts under the existing severance arrangements between Seller and the Seller's Employees as set forth in Section 5.18 of the Disclosure Letter, which severance amounts will be payable by Buyer only in accordance with the standard terms and practices of Buyer, (ii) paid time off obligations set forth on Schedule 12.08(b), including but not limited to accrued but unused vacation pay of Seller's Employees which will be payable by Buyer as set forth in such schedule, and (iii) as otherwise provided herein. Only claims, allegations, obligations, debts and Liabilities relating to any Re-Hired Employees, which are attributable to their employment with Buyer after the Closing (except for any retention bonuses or severance payments to be made by Seller, if any), are the responsibility of Buyer.

          (c)  To the extent permitted by the terms of the applicable Buyer plans and applicable laws, the Re-Hired Employees shall be given credit for all service with Seller or its Subsidiaries (and service credited by Seller or such Subsidiary), to the same extent as such service was credited for such purpose by Seller or such Subsidiary, under all employee benefit plans, programs and policies of Buyer, but not including any non-qualified incentive compensation plans involving the issuance of Buyer's equity, in which they become participants for all purposes, including without limitation, for purposes of participation, eligibility, vesting, benefit accrual (except to the extent giving such credit would result in the duplication of benefits) and determination of level of benefits. To the extent permitted by the terms of the applicable Buyer plans and applicable laws, Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Re-Hired Employees under any benefit plans of Buyer that are welfare benefit plans that such employees may be eligible to participate in after the Closing Date, and (ii) provide each Hired Employee covered under Seller's benefit plans with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any benefit plans of Buyer that are welfare plans that such employees are eligible to participate in after the Closing Date.

          (d)  The terms of this Section 12.08 shall not affect the right of Buyer to terminate any Hired Employee at any time, or affect the right of Buyer to establish, modify or terminate any employee benefit plan as defined in Section (3)(3) of ERISA or any benefit under any such plan at any time. Seller shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable federal, state or local law or ordinance ("COBRA Coverage") to all employees of Seller (and their spouses, dependents and beneficiaries) with respect to "qualifying events" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable federal, state or local laws or ordinances that occur or occurred on or before the Closing Date. Buyer shall provide COBRA Coverage to all Seller's Employees (and their spouses, dependents and beneficiaries) with respect to "qualifying events," or other triggering events described under the applicable federal, state or local laws or ordinances that occur after the Closing Date. Seller shall provide COBRA Coverage, if and to the extent required, to all Seller's Employees who do not become Re-Hired Employees, whether a qualifying or other triggering event occurs before, on or after the Closing Date with respect to such employee's service with Seller.

          (e)  To the extent permitted by applicable law, Seller agrees that on and after the Closing Date, Buyer shall assume no Liability, obligation or commitment with respect to Seller's employee benefit plans or any benefits or other amounts payable or provided under any Seller employee benefit plan, including without limitations any expense or claim incurred or paid by Re-Hired Employees for which they are due reimbursement under Seller's benefit plans, or any notice, or any contract relating to employment or termination of employment between Seller and any of its employees or former employees except with respect to (i) any contracts arising between Buyer and any Re-Hired Employee and (ii) employee severance obligations with respect to such Re-Hired Employees.

          (f)    Seller will transfer to Buyer any records or copies thereof (including, but not limited to, IRS Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of United States federal, state, and local income, disability, unemployment, FICA, and similar Taxes ("Payroll Taxes") with respect to wages paid by Seller during the 2002 calendar year to Re-Hired Employees. In accordance with Revenue Procedure 96-60 and comparable state and local Payroll Tax laws, (i) Buyer agrees to provide Re-Hired Employees with Forms W-2, Wage and Tax Statements, for the 2002 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, to Re-Hired Employees for the 2002 calendar year by Seller and Buyer as predecessor and successor employers, respectively, and (ii) Seller agrees to cooperate fully with the Buyer in connection therewith; provided, however, Buyer will not be required to comply with the provisions of clause (i) of this sentence if Seller has not provided Buyer with all information necessary to comply with the requirements of Revenue Procedure 96-60.

          (g)  Seller shall deliver to Buyer all personnel records or copies thereof relating to the Re-Hired Employees to the extent permitted by applicable law; provided, however, that Buyer has obtained written Consents of Re-Hired Employees with respect to the transfer and disclosure of the contents of such records that are legally required.

        12.09    Accounts Receivable.    From and after the Closing, any payments with respect to notes or accounts receivable that are included in the Assets but delivered to Seller by any third party shall be received by Seller in trust for the benefit of Buyer. Within forty-eight (48) hours after receipt of any such payment by Seller, Seller shall deliver such payment to Buyer.

        12.10    Registration Rights.    At the time the Conversion Rate is finalized pursuant to Section 3.02 and 3.03 hereof, Buyer shall undertake reasonable best efforts to register the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock issued hereunder (the "Conversion Shares") for resale under the Securities Act and to list the Conversion Shares on the primary securities exchange on which Common Stock is traded at the time of such listing. Buyer acknowledges that its intention is to register such stock as hereinbefore provided as soon as reasonably practicable following the Conversion Rate being finalized, with an intended time frame of sixty (60) to one hundred and twenty (120) days thereafter. Buyer shall undertake to maintain the registration of the Conversion Shares until such time as Seller (or if Seller distributes the Series B Convertible Preferred Stock or the Conversion Shares to the Third Party Beneficiaries, such Third Party Beneficiaries) can transfer the Conversion Shares without restriction under Rule 144 under the Securities Act. Buyer's obligation pursuant to this Section 12.10 is conditioned upon the receipt from the holders of the Series B Convertible Preferred Stock and/or the Conversion Shares of such information regarding such holders, their ownership of such securities and their proposed plan of distribution as Buyer may reasonably request.

ARTICLE XIII

SURVIVAL; INDEMNIFICATION

        13.01    Survival of Representations and Warranties.    Notwithstanding any investigation made by or on behalf of any of the Parties hereto or the results of any such investigation and notwithstanding the participation of such Party in the Closing, the representations and warranties contained in Article V and Article VI hereof shall survive from the Closing to the end of the Calculation Period.

        13.02    Indemnification by Seller.

          (a)  Subject to the limitations of Section 13.02(b), Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, Liability, deficiency, Tax, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the end of the Calculation Period (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement, including, without limitation, the Transaction Documents, (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Transaction Documents, (iii) any "Claims" (as defined in Section 13.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the Assets or the Business prior to the Closing, or (iv) failure to comply with any bulk sales law or similar law with respect to the transaction contemplated hereby (collectively, "Buyer Losses").

          (b)  Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the end of the Calculation Period and (ii) only if the aggregate amount of all Buyer Losses exceeds Ten Thousand Dollars ($10,000) (the "Basket Amount"), in which case Seller shall be obligated to indemnify Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount, but in no event shall such aggregate amount exceed an amount equal to the value of the Stock Consideration paid by Buyer to the Seller hereunder. A Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by such Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 13.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 13.02, unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

        13.03    Method of Asserting Claims.

          (a)  In the event that any Buyer Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the Liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), such Buyer Indemnified Party shall give the Seller prompt notice thereof. The failure to give such notice shall not affect any Buyer Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Seller's ability to defend successfully a Claim. The Seller shall be entitled to contest and defend such Claim; provided, that the Seller (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Seller to the Buyer Indemnified Party within 20 business days after the Seller's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Seller. The Buyer Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Buyer Indemnified Party reasonably determines that the Seller is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Buyer Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Buyer Indemnified Party elects to participate in such defense, the Buyer Indemnified Party will cooperate with the Seller in the conduct of such defense. Neither the Buyer Indemnified Party nor the Seller may concede, settle or compromise any Claim without the consent of the other Party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Buyer Indemnified Parties, which Claim, if decided against any of the Buyer Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Buyer Indemnified Parties, then, in each such case, the Buyer Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Buyer Indemnified Parties do not contest, defend or settle such Claim, the Seller shall then have the right to contest and defend (but not settle) such Claim.

          (b)  In the event any Buyer Indemnified Party should have a claim against the Seller that does not involve a Claim, the Buyer Indemnified Party shall deliver a notice of such claim with reasonable promptness to the Seller. If the Seller notifies the Buyer Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Buyer Indemnified Party within 30 days after delivery of such notice by the Buyer Indemnified Party whether the Seller disputes the claim described in such notice, the Loss in the amount specified in the Buyer Indemnified Party's notice will be conclusively deemed a Liability of the Seller and the Seller shall pay the amount of such Loss to the Buyer Indemnified Party on demand. If the Seller has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Seller and the Buyer Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Buyer Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in San Francisco, California by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

          (c)  After the Closing, the rights set forth in this Article XIII shall be the Buyer Indemnified Party's sole and exclusive remedies against the Seller for misrepresentations or breaches of covenants contained in this Agreement and the Transaction Documents. Notwithstanding the foregoing, nothing herein shall prevent any Buyer Indemnified Party from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the Seller in connection with this Agreement and the Transaction Documents. In the event such action is brought, the prevailing Party's attorneys' fees and costs shall be paid by the nonprevailing Party.

          (d)  If Seller and Seller's Bankruptcy Estate cease to exist prior to the completion of the applicable warranty periods, then Buyer may seek remedy under this section against the Class A Creditors (as defined in the Chapter 11 Plan) only and Buyer's remedy is limited solely to the Stock Consideration.

          (e)  Notwithstanding anything herein to the contrary, Buyer may collect as the amount of any indemnification payments to which it becomes entitled hereunder from Seller or Third Party Beneficiaries as the case may be only by seeking return from the Escrow Agent of Stock Consideration and/or Conversion Shares having a Fair Market Value equal to the amount of such indemnification payments. For purposes of this Section 13.04(d), the "Fair Market Value" of each share of Series B Convertible Preferred Stock shall be the Fair Market Value multiplied by four (4), and the "Fair Market Value" of each Conversion Share shall be the Fair Market Value. At its election, Buyer may pay the amount of any indemnification payments to which it becomes obligated hereunder either by (i) cash payments to Seller (or any applicable Third Party Beneficiary) or (ii) issuing to Seller (or any applicable Third Party Beneficiary) additional Series B Convertible Preferred Stock and/or Conversion Shares having a Fair Market Value equal to the amount of such indemnification payments.

        The Indemnification Claim shall constitute an administrative claim against the Seller's Bankruptcy Estate allowed under Section 503 of the Bankruptcy Code.

ARTICLE XIV

MISCELLANEOUS

        14.01    Press Releases and Announcements.    Prior to the Closing Date, neither Party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other Party hereto, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable Law, including Federal Bankruptcy Law. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both Parties.

        14.02    Expenses.    Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

        14.03    Further Assurances.    Seller agrees that, on and after the Closing Date until the Dissolution Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets.

        14.04    Cooperation and Exchange of Information.    Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller, upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that the Seller possesses as the Buyer may reasonably request with respect to the Assets (which information the Seller agrees to maintain and preserve until the Dissolution Date).

        14.05    Amendment and Waiver.    This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

        14.06    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:
E-centives, Inc. 6901 Rockledge Drive, 7th Floor Bethesda, Maryland 20817 Attention: General Counsel Fax: (240) 333-6210	Kelley Drye & Warren LLP 8000 Towers Crescent Drive Vienna, Virginia 22182 Attention: Jason Karp, Esq. Fax: (703) 918-2450
Notices to Seller:
Joan M. Chipser, Esq. 361 Marcella Way Millbrae, California 94030 Fax: (650) 697-1564

        14.07    Assignment.    This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto, provided Buyer may assign this Agreement without consent in the case of a merger or sale of substantially all of Buyer's assets. Notwithstanding the foregoing, this Agreement and the rights, interest and obligations of Seller may be assigned to and/or enforced by the Third Party Beneficiaries to this Agreement to the extent provided in Section 14.12 hereof.

        14.08    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        14.09    Complete Agreement.    This Agreement and the Transaction Documents and the Exhibits and the Schedules and the other documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

        14.10    Counterparts; Facsimile Signatures.    This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Executed counterparts delivered by facsimile transmission shall be binding as evidence of such Party's agreement hereto and acceptance hereof.

        14.11    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to conflicts of laws.

        14.12    Third Party Beneficiaries.    The parties to whom Seller may transfer or designate to receive the Series B Convertible Preferred Stock and/or the Conversion Shares, are intended third party beneficiaries (the "Third Party Beneficiaries") of the representations, warranties, covenants, and remedies whether express or implied, of Buyer made in this Agreement and the Transaction Documents, and such Third Party Beneficiaries shall have the right to enforce any obligation or impose any Liability on the Buyer that the Seller has under this Agreement (including, without limitation, those set forth in Sections 3.02 and 3.03, Section 12.10, and Sections 13.01 and 13.03) and the Transaction Documents.

        In the event that a Third Party Beneficiary seeks to enforce his rights under this Agreement, such Third Party Beneficiary must contact his "Series Representative" to allow the Series Representative to pursue the claim. For the Series A Debentureholders, the "Series Representative" will be Selby Venture Partners, L.P. a California limited partnership. For the Series B Debentureholders and for the Series C Debentureholders, the "Series Representative" will be Friedli Corporate Finance. For the Creditors (other than the Debentureholders), the Series Representative will be the Creditors' Committee as appointed by the Bankruptcy Court. The Series Representative will notify the other members of the Series of the proposed claim and provide the other members of the Series with an opportunity to join in the claim. Any members of the Series that do not elect to join in the claim within 30 days of notice from the Series Representative shall be deemed to have waived their right under the Agreement to pursue such claim. The Series Representative shall diligently pursue such claim on behalf of all members of the Series who have elected to pursue the claim. The Series Representative shall have authority to represent the other members of the Series, including settling the dispute with the Buyer. In the event that the Series Representative is unable or unwilling to pursue the claim on behalf of the Series, then those members of the Series who have elected to pursue the claim shall appoint a different member of the Series to act as the Series Representative.

        Notwithstanding the foregoing, the rights of Third Party Beneficiaries are conditioned on the Third Party Beneficiaries agreement that such Third Party Beneficiaries are subject to the Liabilities, obligations and undertakings of Seller, and Buyer shall have the right to enforce any obligation or impose any Liability on the Third Party Beneficiaries that the Buyer has against Seller under this Agreement (including, without limitation, those set forth in Sections 3.02 and 3.03, Section 12.10, and Sections 13.01 and 13.03) and the Transaction Documents. To the extent Buyer is required to provide any notification or communication to the Third Party Beneficiaries under this Agreement that requirement shall be satisfied by providing such notice or communication to the Series Representatives.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

E-centives, Inc., Buyer

By:	/s/ Mehrdad Akhavan Name: Mehrdad Akhavan Title: President and Chief Operating Officer

Consumer Review, Inc., Seller

By:	/s/ Paul Wassem Paul Wassem, President and Chief Executive Officer

i

ARTICLE VII PRE-CLOSING COVENANTS		23
7.01	Conduct of the Seller's Business	23
7.02	Access to Books and Records	25
7.03	Regulatory Filings	25
7.04	Conditions	25
7.05	Post Execution Covenant	25
7.06	Conduct of Buyer's Business	26
ARTICLE VIII [RESERVED]		26
ARTICLE IX CONDITIONS TO CLOSING		26
9.01	Conditions to Buyer's Obligations	26
9.02	Conditions to Seller's Obligations	28
ARTICLE X TERMINATION		29
10.01	Termination	29
10.02	Effect of Termination	30
ARTICLE XI [RESERVED]		30
ARTICLE XII POST CLOSING COVENANTS		30
12.01	General	30
12.02	Access; Litigation Support	30
12.03	Transition	30
12.04	Confidentiality	31
12.05	Covenant Not to Compete	31
12.06	Financial Statements; 8-K	31
12.07	Unassignable Assets	32
12.08	Employees	32
12.09	Accounts Receivable	34
12.10	Registration Rights	34
ARTICLE XIII SURVIVAL; INDEMNIFICATION		34
13.01	Survival of Representations and Warranties	34
13.02	Indemnification by Seller	35
13.03	Method of Asserting Claims	35
ARTICLE XIV MISCELLANEOUS		37
14.01	Press Releases and Announcements	37
14.02	Expenses	37
14.03	Further Assurances	37
14.04	Cooperation and Exchange of Information	37
14.05	Amendment and Waiver	37
14.06	Notices	37
14.07	Assignment	38
14.08	Severability	38
14.09	Complete Agreement	38
14.10	Counterparts; Facsimile Signatures	38
14.11	Governing Law	38

ii

EXHIBITS
Certificate of Designations	Exhibit A
Chart of Revenues	Exhibit B
Escrow Agreement	Exhibit C
Bill of Sale	Exhibit D
Officer's Certificate of Seller	Exhibit E
Officer's Certificate of Buyer	Exhibit F

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QuickLinks

  Exhibit 2.1
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINED TERMS
ARTICLE II TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
ARTICLE III CONSIDERATION; EARN OUT
ARTICLE IV CLOSING
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VII PRE-CLOSING COVENANTS
ARTICLE VIII [RESERVED ]
ARTICLE IX CONDITIONS TO CLOSING
ARTICLE X TERMINATION
ARTICLE XI [RESERVED ]
ARTICLE XII POST CLOSING COVENANTS
ARTICLE XIII SURVIVAL; INDEMNIFICATION
ARTICLE XIV MISCELLANEOUS
TABLE OF CONTENTS